Exhibit 10.17

 USA Truck, Inc. ♦ 2015 Incentive Plan

2015 Management Bonus Plan – Chief Executive Officer

PURPOSE

On March 20, 2015, the Executive Compensation Committee (the “Committee”) of the Board of Directors of USA Truck, Inc. (the “Company”) approved the USA Truck, Inc. Management Bonus Plan (the “Plan”). The Plan is intended to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986 (“IRC”), as amended, and the related income tax regulations issued thereunder. The Plan is adopted under the USA Truck, Inc. 2014 Omnibus Incentive Plan (the "Omnibus Plan"), which provides for performance-based cash incentive plans under Section 162(m) of the IRC. The performance targets set forth below are all Performance Criteria as defined in the Omnibus Plan. The members of the Committee are all "outside directors" as defined in Section 162(m) of the IRC. The Plan shall be interpreted and construed in a manner that would result in such interpretation or construction satisfying the exemptions available under Section 162(m) of the IRC. No bonus will be paid prior to the certification in writing of the satisfaction of the financial metrics performance goals by the compensation committee pursuant to 1.162.27(e)(5).

PLAN PROVISIONS

The CEO will be paid a cash percentage of his 2015 base salary received corresponding with the achievement of certain levels of operating income, operating ratio and return on invested capital, or ROIC.

A.

CASH BONUS. Each applicable level of operating income, operating ratio and ROIC corresponds to a percentage bonus opportunity for the CEO that is multiplied by the CEO’s 2015 base salary received to determine the CEO’s cash bonus. Pursuant to the Plan, the CEO may receive between 20% and 150% of base salary in cash (with a targeted payout of 100%) depending on the applicable level of operating income, operating ratio and ROIC achieved (inclusive of bonus expense). In order for the cash bonus to be paid, the Company must achieve a minimum of one of the goals based on the audited consolidated results of operations of the Company for the year ending December 31, 2015. To the extent the goals exceeds minimum threshold the percentage of cash bonus to be paid will increase up to the maximum percentage for each group.

	Minimum	Target	Maximum
Operating Income	$25,556,000	$31,945,000	$38,334,000
Operating Ratio	95.5%	94.3%	93.2%
ROIC	3.87%	4.83%	5.80%
Salary Percentage	60%	100%	150%

Note: Each performance metric will be weighted equally (1/3 each) for calculating the bonus. Therefore, if the Company achieves maximum metrics, the CEO will receive 150% of his 2015 base salary received during the year. The bonus will be prorated for results which fall between the minimum and maximum payout goals. Note: fees associated with Secondary sale of common stock will be deducted from operating income for the calculations.

ADMINISTRATION

The Plan shall be administered by the Committee of the Company, or its designee, who shall have full and complete authority and discretion to determine eligibility and qualifications of employees to participate in the Plan; to determine the incentive percentage and incentive amount each participant is eligible to receive under the Plan; to interpret and administer the Plan and/or any agreement entered into under the Plan; to establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; to delegate duties and responsibilities under the Plan to Company’s officers and/or employees as deemed necessary; and, to make any other determination and take any other action the Committee, or its designee, deems necessary or desirable for the administration, interpretation and management of the Plan. Decisions of the Committee relating to the administration, interpretation, management and / or revision of the Plan shall be final, conclusive and binding on all persons, including the Company and its employees.

 USA Truck, Inc. ♦ 2015 Incentive Plan

NO CONTRACT OF EMPLOYMENT

The Plan is an incentive plan only; no employee shall be entitled to participate in any Plan unless he or she meets all of the qualifications, terms and conditions stated herein. The Plan does not constitute a contract, expressed or implied, and does not guarantee an employee’s employment or continued employment, with the Company for any specified duration. The Company is an “at will” employer and, therefore, either the employee or the Company may terminate the employment relationship at any time, at will, for any reason, with or without cause, and without prior notice.

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